POWER OF ATTORNEY


	The undersigned, a director of Alabama Power Company, hereby makes, constitutes and appoints Ronald Q. Patterson, Celia H. Shorts and Laura O. Hewett, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Form ID and
Initial Statement of Beneficial Ownership of Securities, Statement of Changes in
Beneficial Ownership and Annual Statement of Changes in Beneficial Ownership, on
Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of Alabama Power Company ceases, unless earlier revoked by me by written document delivered to the Corporate Secretary of Alabama Power Company.

	Effective the 24th day of July 2015.




			/s/
		O. B. Grayson Hall, Jr.